FREE WRITING PROSPECTUS Dated August 5, 2025	Filed Pursuant to Rule 433 Registration No. 333-283578 Registration No. 333-283578-02

*FULL PRICING DETAILS* $1.2B+ WOART 2025-C (Prime Auto Loan)

Joint Bookrunners: TD (str), BofA, Truist, and US Bancorp

Co-Managers: PNC, Siebert

Capital Structure
CLS	Size($mm)	WAL	S/F*	P.WIN	E.FIN	L.FIN	BMRK	SPD	YLD%	CPN%	PX%
A-1	245.900	0.25	A-1+/F1+	01-06	02/26	08/26	I-CRV	+12	4.359	4.359	100.00000
A-2A	233.000	1.10	AAA/AAA	06-21	05/27	10/28	I-CRV	+35	4.235	4.19	99.99123
A-2B	185.000	1.10	AAA/AAA	06-21	05/27	10/28	SOFR30A	+35	FRN	--	100.00000
A-3	418.000	2.68	AAA/AAA	21-46	06/29	11/30	I-CRV	+43	4.118	4.08	99.99210
A-4	81.810	3.91	AAA/AAA	46-47	07/29	11/31	I-CRV	+51	4.229	4.19	99.99198
B	36.510	3.92	AA/AA	47-47	07/29	11/31	I-CRV	+75	4.469	4.42	99.97137
C	18.300	3.92	A/A	47-47	07/29	10/32	<RETAINED>

* Minimum Expected SF Ratings

Transaction Details
- Size	: $1.2B+
- Registration	: SEC Registered - Pricing Speed : 1.3% ABS to 10% Call
- Expected Pricing	: Priced - RR Compliance : US-Yes; EU-No; UK-No
- Expected Settle	: 08/13/2025 - Min Denoms : $1k x $1k
- First Pay	: 09/15/2025 - ERISA : Yes (See Prelim)
- Ticker	: WOART 2025-C - Exp Ratings : S&P, Fitch
- Bill and Deliver	: TD Securities

Available Information
- Prelim Prospectus	: Attached
- FWP	: Attached
- IntexNet/CDI	: Attached
> Dealname	: tdabswoar25c_lg
> Password	: 9K4Y

- DealRoadshow URL	: https://dealroadshow.com
> Entry Code	: WOART25C (Case Sensitive)
> Direct Link	: https://dealroadshow.com/e/WOART25C

Security Identifiers
CUSIP	| ISIN
- Class A-1 981936AA5	| US981936AA57
- Class A-2A 981936AB3	| US981936AB31
- Class A-2B 981936AG2	| US981936AG28
- Class A-3 981936AC1	| US981936AC14
- Class A-4 981936AD9	| US981936AD96
- Class B 981936AE7	| US981936AE79
- Class C 981936AF4	| US981936AF45

Disclaimer:

The issuer has filed a registration statement (including a prospectus) with the Securities and Exchange Commission (the “SEC”) for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and the related prospectus supplement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering. You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov.